Exhibit 99.1

NEWS	Contact: John Sharkey 631-231-0333

400 Oser Ave

Hauppauge, NY 11788

MAJOR STOCKHOLDER REQUESTS TSR TO PURSUE SALE OF COMPANY

TSR, Inc. (Nasdaq:TSRI) (“TSR” or the “Company”) announced today that on June 25, 2018, the Company received a letter from James Hughes on behalf of Joseph F. Hughes and Winifred M. Hughes, in which Joseph F. Hughes and Winifred M. Hughes requested that the Company’s Board of Directors pursue a sale of the Company. Joseph F. Hughes is the former Chairman and Chief Executive Officer of the Company, and he and Mrs. Hughes together own a total of 819,000 shares of the Company’s common stock, which represents approximately 41.8% of the Company’s issued and outstanding common stock. The Company has provided a copy of the letter to the members of its Board of Directors for review.